EXHIBIT 23.2

            Consent of Independent Registered Public Accounting Firm

We have issued our report  dated  March 4, 2005,  except for Notes 2 and 17 item
(D), as to which the date is April 5, 2005, (which includes an explanatory paragraph describing that on August 18, 2004, the Company acquired Managed Storage International, Inc. in a transaction recorded as a reverse-merger) accompanying the consolidated financial statements included in the Annual Report of Incentra Solutions, Inc., (the "Company") on Form 10-KSB for the year ended December 31, 2004. We consent to the incorporation by reference of said report in the registration statements for Incentra Solutions, Inc. on Form S-8 (File No.'s 333-114634 and 333-114605).

/s/ GHP Horwath, P.C.

Denver, Colorado
April 5, 2005